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[LOGO] BANKERS TRUST
       Architects of Value                      News Release

For Release: IMMEDIATE

BANKERS TRUST STATEMENT ON SETTLEMENT WITH U.S. ATTORNEY

    New York, NY, March 11, 1999 -- Bankers Trust Company said today that it has reached an agreement with the United States Attorney's Office in the Southern District of New York to resolve an investigation concerning inappropriate transfers of unclaimed funds and related record keeping problems that occurred between 1994 and early 1996.

    Bankers Trust discovered these activities in March 1996 and promptly reported them to the U.S. Attorney's Office, banking regulators, the audit committee of its board of directors, and the bank's internal and external auditors. Using outside legal counsel and outside auditors, Bankers Trust conducted an internal investigation and provided extensive information to the U.S. Attorney to aid its inquiry into this matter. It has also regularly briefed regulators on the investigation's progress and the corrective measures the bank has taken. The amounts involved in the investigation have been restored to the appropriate accounts.

    Pursuant to its agreement with the U.S. Attorney's Office, Bankers Trust will plead guilty to misstating entries in the bank's books and records and will pay a $60 million fine to federal authorities. Separately, Bankers Trust will pay a $3.5 million fine to the State of New York. The agreement concludes the investigation of Bankers Trust, and the firm continues to cooperate with the government's ongoing investigation of these matters.

    Frank Newman, chairman and chief executive officer of Bankers Trust, said:
"We took immediate action to address these problems from the 1994-95 period when we detected them in early 1996. These businesses have been under new management for some time now. The bank has established controls and procedures that we believe are among the most comprehensive and effective in the industry. This settlement should not have a significant effect on our business going forward."



Corporate Affairs, 130 Liberty Street, New York Mailing Address: P.O. Box 318, Church Street Station, New York, N.Y. 10008-0318
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    The New York State Banking Department took note in a letter to Bankers Trust of the "substantial corrective action already undertaken by the Bank, including managerial and procedural changes."

    The New York State Banking Department letter continued: "Based on the actions taken by the Bank to date, the NYSBD has concluded that Bankers Trust has put into place the appropriate controls with respect to the management of the affected businesses."

    Mr. Newman also stated: "We feel it is appropriate to put this three-year-old matter behind us as we near our merger with Deutsche Bank."

    Rolf-E. Breuer, spokesman of the Board of Managing Directors of Deutsche Bank, stated: "Bankers Trust has informed Deutsche Bank about this matter that arose in earlier years. We commend Bankers Trust for its actions to address this problem, and we welcome their decision to settle the matter now. Deutsche Bank and Bankers Trust are continuing to work together on integration planning. We anticipate that the approval process can be closed in the second quarter. While Deutsche Bank, of course, preserves all its rights under the merger agreement that may arise from the effects of this development on Bankers Trust's or Deutsche Bank's business, we look forward to consummating the merger and creating a global financial powerhouse with a balanced transatlantic growth platform."

    The fines and associated costs will be reflected in Bankers Trust's financial statements in its 10-K form in its 1998 annual report.


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Media Contact:
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William McBride, Bankers Trust, (212) 250-7961